EXHIBIT 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS SECOND QUARTER 2008 OPERATING RESULTS

PORTLAND, Ore. — August 8, 2008 – Fog Cutter Capital Group Inc. (OTCBB: FCCG.OB) reported a net loss of $4.4 million or $0.55 per share for the three months ended June 30, 2008, compared to a net loss of $3.4 million or $0.43 per share for the second quarter of 2007.  The Company reported a net loss of $4.8 million or $0.60 per share for the six months ended June 30, 2008, compared to a net loss of $7.1 million or $0.88 per share for the second quarter of 2007.

The Company’s Fatburger restaurant business segment continues to operate in a growth stage, which the Company anticipates will yield long term value.  Thus far during 2008, Fatburger has opened six new franchise locations and acquired ownership of two existing franchise restaurants.  The Company and its franchisees anticipate additional expansion in the next six to twelve months in Ohio, Florida, Maryland / DC, New York, Illinois, Pennsylvania, Nevada, Canada, Dubai, Macau and Hong Kong.  In addition, the Company recently signed non-binding letters of understanding for the development of Fatburger restaurant locations in Saudi Arabia, Indonesia and China.  The Company anticipates that approximately 10 to 15 new domestic and international restaurant locations will opened during the remainder of 2008 and is projecting the opening of an additional 20 to 30 new domestic and international restaurants in 2009.  The Company and its franchisees continue to evaluate the challenging credit and capital markets in an effort to obtain financing under reasonable terms to facilitate this expansion.

Fatburger Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  At June 30, 2008, there were 96 Fatburger restaurants located in 15 states, Canada, and the Company’s first store in China, located in the Venetian® Macao-Resort-Hotel.  Fatburger specializes in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.  Franchisees currently own and operate 56 of the Fatburger locations and the company has agreements for 244 new franchise locations.

For the six months ended June 30, 2008, company-owned restaurant sales increased 8.2% to $15.9 million from $14.7 million for the same period in 2007.  For the three months ended June 30, 2008, company-owned restaurant sales increased 12.7% to $8.0 million from $7.1 million for the same period in 2007.  This increase was primarily the result of the addition of four company-owned restaurants in the last half of 2007 and two more stores in the first quarter of 2008.  Comparable store sales for company-owned restaurants decreased 5.6% for the first six months of 2008, but had improved to only a 2.5% decrease for the second quarter.

Franchise royalty revenue increased 10% to $1.1 million for the first six months of 2008 compared to $1.0 million for the same period in 2007 and increased to $0.6 million for the three months ended June 30, 2008 compared to $0.5 million for the same period in 2007.  The increase was due to new franchise locations being opened during the period and was partially offset by a decrease of 4.9% in comparable store sales for franchise restaurants for the first half of 2008, which had improved to only a 3.1% decrease for the second quarter.

System-wide comparable store sales decreased 5.3% during the first six months of 2008 but had improved to only a 2.8% decrease for the second quarter of 2008.

Other Operations

In addition to restaurant operations through Fatburger, the Company currently conducts operations in two other business segments: (1) manufacturing activities conducted through its DAC International subsidiary; and (2) real estate operations.  The Company is continuing its strategy to dispose of its non-core businesses in order to focus on the Fatburger expansion

Manufacturing Operations

The Company’s manufacturing activities are conducted through DAC International, a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  During the first half of 2008, DAC recorded total sales of $5.3 million and had an additional order backlog at June 30, 2008 of $6.3 million.

Real Estate Operations

As of June 30, 2008 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 33 residential and commercial units located in Barcelona, Spain.  The two buildings were acquired subject to below market leases and the Company has relocated most of these tenants and is now selling the properties for redevelopment.  One of the buildings is currently under contract for sale in the 3rd quarter.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements are based on various assumptions and events (some of which are beyond the Company’s control) and may be identified by reference to a future period or  periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the Risk Factors identified herein and the  following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the residential real estate market in Barcelona, Spain;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  The following financial results should be read in conjunction with the Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$488	$1,131
Accounts receivable	1,329	1,479
Notes receivable, current portion	536	566
Loans to senior executives	—	1,147
Inventories	4,039	2,505
Investments in real estate, held for sale, net	8,566	19,658
Current assets held for sale	—	86
Other current assets	472	528
Total current assets	15,430	27,100

Notes receivable	37	46
Property, plant and equipment, net	9,746	10,184
Intangible assets, net	4,662	4,756
Goodwill	8,528	8,528
Other assets held for sale	—	2,147
Other assets	1,579	1,008
Total assets	$39,982	$53,769

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Accounts payable and accrued liabilities	$17,382	$12,645
Current liabilities associated with assets held for sale	—	2,565
Obligations under capital leases on real estate held for sale	—	9,994
Borrowings and notes payable, current portion	10,479	12,256
Obligations under capital leases, current portion	139	141
Total current liabilities	28,000	37,601

Borrowings and notes payable	6,151	6,355
Obligations under capital leases	1,941	1,929
Deferred income	5,207	5,187
Total liabilities	41,299	51,072

Commitments and contingencies
Minority interests in consolidated subsidiaries	881	701

Stockholders’ Equity (Deficit):
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of June 30, 2008 and December 31, 2007; 7,954,928 shares outstanding as of June 30, 2008 and December 31, 2007	171,582	170,956
Accumulated deficit	(161,769)	(156,949)
Treasury stock, 3,802,145 common shares as of June 30, 2008 and December 31, 2007, at cost	(12,011)	(12,011)
Total stockholders’ equity (deficit)	(2,198)	1,996
Total liabilities and stockholders’ equity (deficit)	$39,982	$53,769

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(dollars in thousands, except share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Restaurant and manufacturing sales	$11,015	$9,675	$21,181	$19,590
Restaurant franchise and royalty fees	659	567	1,304	1,107
Total revenue	11,674	10,242	22,485	20,697

Operating costs and expenses:
Restaurant and manufacturing cost of sales	6,530	5,515	12,544	11,302
Engineering and development	299	233	580	469
Depreciation and amortization	509	441	1,006	916
Total operating costs and expenses	7,338	6,189	14,130	12,687

General and administrative expenses:
Compensation and employee benefits	2,493	2,377	6,547	7,304
Professional fees	851	894	1,710	1,523
Other	4,236	3,975	8,055	7,781
Total general and administrative expenses	7,580	7,246	16,312	16,608

Non-operating income (expense):
Interest income	34	46	71	40
Interest expense	(419)	(320)	(859)	(691)
Other income (expense), net	(468)	22	(21)	152
Total non-operating income (expense)	(853)	(252)	(809)	(499)

Loss before provision for income taxes, minority interests, and equity in income of equity investees	(4,097)	(3,445)	(8,766)	(9,097)

Minority interest in earnings	120	449	204	485
Equity in income of equity investee	17	—	217	—
Income tax benefit	1	—	52	—
Loss from continuing operations	(3,959)	(2,996)	(8,293)	(8,612)

Income (loss) from discontinued operations (including gain on sale of $4,217 in 2008 and $2,492 in 2007)	(424)	(409)	3,473	1,556

Net loss	$(4,383)	$(3,405)	$(4,820)	$(7,056)

Basic loss per share from continuing operations	$(0.50)	$(0.38)	$(1.04)	$(1.08)
Basic earnings per share from discontinued operations	$(0.05)	$(0.05)	$0.44	$0.20
Basic loss per share	$(0.55)	$(0.43)	$(0.60)	$(0.88)
Basic weighted average shares outstanding	7,954,928	7,957,428	7,954,928	7,957,428

Dividends declared per share	$—	$—	$—	$—